ALLIANCEBERNSTEIN INCOME FUND, INC.

AB BOND FUND, INC.

ARTICLES OF TRANSFER


THIS IS TO CERTIFY THAT:

	FIRST:	AllianceBernstein Income Fund,
Inc., a Maryland corporation (hereinafter the Transferor), agrees to transfer (the Transfer) to AB Income Fund, a series of AB Bond Fund, Inc., a Maryland corporation
(hereinafter the Transferee), all of its property and assets.

	SECOND:	Each of the Transferor and the
Transferee was incorporated under the laws of the State of Maryland.

      THIRD:	The name, address and the principal
place of business of the Transferee is AB Bond Fund, Inc., 1345 Avenue of the Americas, New York, NY 10105.

      FOURTH:	The principal office in Maryland of
both the Transferor and the Transferee is located in Baltimore City, Maryland. The Transferor does not own an interest in land in any county in the State of Maryland or in Baltimore City.

	FIFTH:	The nature and amount of the
consideration to be paid, transferred or issued for the assets of the Transferor is as follows:

			In exchange for all of the assets of
the Transferor, (i) a number of full and fractional Advisor Class shares of common stock of AB Income Fund, a series of the Transferee, equal in aggregate net asset value to the aggregate net asset value of shares of the Transferor then outstanding (Transferred Shares) will be transferred to the Transferor; (ii) the liabilities of the Transferor will be assumed by AB Income Fund, a series of the Transferee;
and (iii) Transferred Shares will be distributed to shareholders of the Transferor. The value of the assets of the Transferor, less the liabilities of the Transferor, shall be the value of such assets determined as of the close of regular session trading on the New York Stock Exchange on April 21, 2016 (the Valuation Time). The net asset value of each Transferred Share to be delivered to the Transferor shall be the net asset value determined as of the Valuation
Time in accordance with the valuation procedures of the Transferee. The number of full and fractional Transferred
Shares to be delivered shall be determined by dividing the aggregate net assets of the Transferor by the net asset value per share of the Transferee.

                  The assets to be transferred, the
liabilities to be assumed and the terms of the transfer are more particularly described in the Agreement and Plan of Acquisition and Dissolution, dated as of March 1, 2016 (the
Agreement) among the Transferor; the Transferee, on behalf of its series, AB Income Fund; and the investment adviser to both parties.

	SIXTH:	The terms and conditions of the
transaction described in these Articles of Transfer were duly advised, authorized and approved by the Board of Directors of each of the Transferor and the Transferee and by the shareholders of the Transferor, in the manner and by the vote required by the law of the State of Maryland and the charter of each of the Transferor and the Transferee, as follows:

			a)	The Board of Directors of the
Transferor, at a meeting duly called and held, approved the terms and conditions of the transaction described in these Articles of Transfer and determined that the transaction was advisable and in the best interest of the Transferor and directed and recommended that the proposed transaction be submitted for consideration by the shareholders of the Transferor.

                  b)	The shareholders of the
Transferor approved the proposed transaction at a special meeting of shareholders of the Transferor duly called and held on March 1, 2016.

			c)	The Board of Directors of the
Transferee, at a meeting duly called and held, approved the transaction on the terms and conditions described in these Articles of Transfer.

	SEVENTH:	The Transfer shall be effective at
5:00 p.m., Eastern Time, on April 22, 2016.


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      IN WITNESS WHEREOF, as of the 22nd day of
April, 2016, the Transferor and the Transferee have caused these Articles of Transfer to be signed in their respective corporate names and on their respective behalves by their respective Presidents, who acknowledge that these Articles of Transfer are the corporate act of the Transferor and Transferee, respectively, and state that, to the best of their knowledge, information and belief and under the penalties for perjury, all matters and facts with respect to authorization and approval set forth in these Articles of Transfer with respect to, respectively, the Transferor and the Transferee (on behalf of itself and its series, AB Income Fund, as applicable), are true in all material respects.


ATTEST:
	ALLIANCEBERNSTEIN INCOME
						FUND, INC.


/s/ Emilie D. Wrapp				/s/Robert M.
Keith
Emilie D. Wrapp				Robert M.
Keith
Secretary					President



ATTEST:	AB BOND
FUND, INC.,
on behalf of
itself and its
series, AB
Income Fund


/s/ Emilie D. Wrapp				/s/Robert M.
Keith
Emilie D. Wrapp				Robert M.
Keith
Secretary					President









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